Exhibit 10.3

2005 Supplement

Armstrong 1999 Long-Term Incentive Plan (the “Plan”)

August 1, 2005

The Plan has been monitored and administered by the Management Development and Compensation Committee (the “Committee”) of Armstrong Holdings, Inc. (“AHI”) since May 1, 2000, when AHI became the ultimate parent company of Armstrong World Industries, Inc. (“AWI”). That authority will continue so long as the parent company relationship exists, and awards and determinations made by the Committee have been and will be considered the actions of AWI and given effect and paid by AWI (or an applicable subsidiary) even if that relationship ends prior to a payment on an award. If AHI should cease to be the ultimate parent company of AWI, then the Board of AWI or a designated committee thereof shall be considered the “Committee” for Plan purposes.

The following terms of this Supplement govern all currently-outstanding awards and future awards, as applicable, under the Plan and supersede inconsistent provisions of the Plan respecting such awards:

1.	Since AWI’s Chapter 11 filing, only Cash Incentive Awards have been made under the Plan. Only Cash Incentive Awards may be made under the Plan so long as AWI remains in Chapter 11.

2.	For previous outstanding awards relating to AHI stock, the “Fair Market Value” of the underlying stock shall be determined by the Committee or in such manner as it shall prescribe from time to time. Until such action by the Committee, such value shall be the most recent sale price quoted on the “Over The Counter Bulletin Board.”

3.	For awards under the Plan granted in 2005 and future years, only the following have been and may be used under Section 4.4 as the basis for performance measures under those awards:

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”)

•	return on capital

•	earnings per share

•	sales

•	earnings

•	cash flow

•	operating income

4.	Section 7.2 of the Plan (relating to deferral of payments) is not applicable to any outstanding or future award under the Plan. Deferrals of such awards will be permitted only under the terms of separate arrangements that may be established by the Company.

The Plan as supplemented hereby is subject to further modification, provided that outstanding awards are honored in accordance with their terms and the terms of the Plan when such awards were granted, unless such modification is favorable to or accepted by the Participant.